Exhibit 4.2

OFFICERS' CERTIFICATE ESTABLISHING
THE TERMS OF THE NOTES

We, Edward J. Fritsch, the President and Chief Executive Officer of Highwoods Properties, Inc. (the “Company”), the general partner of Highwoods Realty Limited Partnership (the “Issuer”), and Jeffrey D. Miller, the Executive Vice President, General Counsel and Secretary of the Company, do hereby deliver this Certificate establishing the following terms of the Securities pursuant to (i) resolutions adopted by the Board of Directors of the Company on January 31, 2018 and (ii) Section 301 of the indenture, dated as of December 1, 1996, among the Company, the Issuer, and U.S. Bank National Association (as successor in interest to Wachovia Bank, N.A. as merged with and into First Union National Bank of North Carolina), as Trustee (the “Indenture”), and do hereby certify that (terms used in this Certificate and not defined herein having the same definitions as in the Indenture):

1.	The Notes shall constitute one series of Securities having the title 4.125% Notes due March 15, 2028 (the “Notes”).

2.
The Notes will initially be limited to $350,000,000 aggregate principal amount. We may in the future, without the consent of the Holders, increase the principal amount of the Notes by issuing additional Notes on the same terms and conditions.

3.	The Notes shall be issued at 100% of the principal amount thereof.

4.	The Notes will mature on March 15, 2028 (the “Maturity Date”), subject to prior redemption at the option of the Issuer as described in paragraph 5 below.

5.
The rate at which the Notes shall bear interest shall be 4.125% per annum. The date from which such interest shall accrue shall be March 5, 2018. The Interest Payment Dates on which interest will be payable shall be March 15 and September 15 in each year, beginning September 15, 2018; the Regular Record Date for the interest payable on the Notes on any Interest Payment Date shall be the 15th calendar day prior to each Interest Payment Date regardless of whether such day is a Business Day.

6.	The Notes will be issued only in fully registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

7.
The Notes will be redeemable at the Issuer’s option and in its sole discretion, at any time in whole or from time to time in part, on any date (a “Redemption Date”). Before December 16, 2027 (a date that is 90 days prior to the Maturity Date, the “Par Call Date”), the Issuer may redeem the Notes at a redemption price equal to the sum of: (i) the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date; and (ii) the Make-Whole Amount, if any, with respect to such Notes. If the Notes are redeemed on or after the Par Call Date, the Issuer may redeem the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount of the Notes to be redeemed to, but excluding, the Redemption Date.

For the purposes of the Indenture, all references to any “premium” on the Notes shall be deemed to refer to any Make-Whole Amount, unless the context otherwise requires.

The following definitions apply with respect to any redemption or accelerated payment of the Notes:
“Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any Notes, the excess, if any, of: (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such Notes matured on the Par Call Date but for the redemption thereof, determined by discounting, on a semi-annual basis (on the basis of a 360-day year consisting of 12 30-day months), such principal and interest at the Reinvestment Rate (determined on the third business day preceding the date such notice of redemption is given or declaration of accelerated payment is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made to the date of redemption or accelerated payment; over (ii) the aggregate principal amount of the Notes being redeemed or paid.
“Reinvestment Rate” means 0.25% plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity of the Notes, assuming for this purpose that the Notes matured on the Par Call Date, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.
“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination of the Make-Whole Amount, then such other reasonably comparable index that shall be designated by the Issuer.
If notice of redemption has been given as provided in the Indenture and funds for the redemption of any Notes (or any portion thereof) called for redemption have been made available on the Redemption Date specified in the notice, the Notes (or any portion thereof) will cease to bear interest on the date fixed for the redemption specified in the notice and the only right of the Holders of the Notes from and after the Redemption Date will be to receive payment of the redemption price upon surrender of the Notes in accordance with the notice.
Notice of any optional redemption of any Notes (or any portion thereof) will be given to Holders at their addresses, as shown in the security register, not more than 60 nor less than 15 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Notes held by the Holders to be redeemed.
The Issuer will notify the Trustee at least five business days prior to giving notice of redemption (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of the Notes to be redeemed and their redemption date. If less than all of the Notes are to be redeemed at the option of the Issuer, the Trustee will select, in such manner as it deems fair and appropriate, the Notes to be redeemed.

8.	The Issuer shall not be obligated to redeem, repay or purchase Notes pursuant to any sinking fund or analogous provision or at the option of a Holder thereof.

9.	The principal of, premium, if any, or interest on the Notes may not be paid in a currency other than U.S. Dollars.

10.
The Notes are issuable only as Registered Securities and will be represented by a permanent global security (the “Global Note”) without coupons registered in the name of The Depository Trust Company (“DTC”) or its nominee. DTC or its nominee will credit, on its book-entry registration and transfer system, the respective amounts of Notes represented by the Global Note. Ownership of beneficial interest in the Global Note will be limited to institutions that have accounts with DTC or its nominee (“Participants”) and to persons that may hold interests through Participants. DTC shall be the depositary of the Global Note. The form of the Global Note, attached hereto, is hereby approved. Beneficial owners of interests in the Global Note may not exchange such interests for certificated Notes other than in the manner provided in Section 305 of the Indenture.

11.	The Notes are not Guaranteed Securities.

12.	The Issuer shall not pay Additional Amounts (as contemplated by Section 1004 of the Indenture) on the Notes.

13.
Other than as set forth herein, there shall be no deletions from, modifications or additions to the Events of Default or the covenants of the Issuer with respect to the Notes from those set forth in the Indenture. Notwithstanding the foregoing, solely for purposes of the Notes:

a.
Section 1012 of the Indenture is hereby deemed to be amended and restated in its entirety as follows: “The Issuer will maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of all outstanding Unsecured Debt of the Issuer.”

b.
The definition of “Total Unencumbered Assets” under Section 101 of the Indenture is hereby deemed to be amended and restated in its entirety as follows: “Total Unencumbered Assets” means the sum of (i) those Undepreciated Real Estate Assets not subject to an encumbrance and (ii) all other assets of the Issuer and its Subsidiaries not subject to an encumbrance determined in accordance with GAAP (but excluding intangibles and accounts receivable); provided, however, that all investments by the Issuer and its Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities are excluded from the calculation of Total Unencumbered Assets to the extent that such investments would have otherwise been included.”

c.
The second paragraph of Section 1014 of the Indenture is hereby deemed to be amended and restated in its entirety as follows: “The Issuer will also in any event (unless available on the Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval system (or successor system)) (x) within 15 days of each Required Filing Date (i)

transmit by mail to all Holders, as their names appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Issuer would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Issuer were subject to such Sections, and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Issuer would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Issuer were subject to such Sections and (y) if filing such documents by the Issuer with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.”

d.
Effective upon the time that all Securities issued under the Indenture prior to the date of this Certificate are no longer Outstanding, Section 501(5) of the Indenture shall automatically be amended and restated in its entirety as follows:

i.
“(5)    default under any evidence of recourse Indebtedness of the Issuer or under any mortgage, indenture or other instrument of the Issuer (including a default with respect to Securities of any series other than the Notes) under which there may be issued or by which there may be secured any recourse Indebtedness of the Issuer (or by any Subsidiary, the repayment of which the Issuer has guaranteed or for which the Issuer is directly responsible or liable as obligor or guarantor), whether such Indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay an aggregate principal amount exceeding $25,000,000 of such Indebtedness when due and payable after the expiration of any applicable grace period with respect thereto and shall have resulted in such Indebtedness in an aggregate principal amount exceeding $25,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such Indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 10% in principal amount of the Notes a written notice specifying such default and requiring the Issuer to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; or”

The Indenture is in all other respects ratified and confirmed.

14.	Holders shall have no special rights in addition to those provided in the Indenture or this Certificate upon the occurrence of any particular events.

15.
The place where the principal of, premium, if any, and interest on the Notes shall be payable and the Notes may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Issuer in respect of the Notes and the Indenture may be served shall be U.S. Bank National Association (as successor in interest to Wachovia Bank, N.A. as merged with and into First Union National Bank of North Carolina), 100 Wall Street, Suite 1600, New York, New York 10005.

16.	This Officers’ Certificate shall constitute the Officers’ Certificate referenced under Section 301 of the Indenture.
[signatures on following page]

/s/Edward J. Fritsch
Edward J. Fritsch
President and Chief Executive Officer

/s/ Jeffrey D. Miller
Jeffrey D. Miller
Executive Vice President, General Counsel and Secretary

Date: March 5, 2018

[Signature Page to Officers’ Certificate Establishing the Terms of the Notes]

ACKNOWLEDGED, as of March 5, 2018:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Paul Vaden
Paul Vaden
Vice President

[Signature Page to Officers’ Certificate Establishing the Terms of the Notes]